EXHIBIT 99

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty, President and CEO C. Tim Cassels, Chief Financial Officer (509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES ADDITIONAL PROVISION AND

FORECLOSED ASSET WRITEDOWNS

Spokane, Washington – December 30, 2004 - AmericanWest Bancorporation (Nasdaq: AWBC) announced today that its fourth quarter 2004 results would include additional provision for loan losses and foreclosed asset write-downs totaling up to approximately $9.8 million. These charges are the result of a comprehensive review of the Company’s loan portfolio that was initiated and completed during the fourth quarter in connection with recent changes in executive management. This review was conducted by an independent consulting firm under the direction of Robert M. Daugherty, who was appointed as President and CEO on September 20, 2004.

“As part of our review process, there were several large loans that were downgraded and we received updated market valuations on three of our other real estate owned properties,” remarked Daugherty. “Completion of this review will enable us to now focus our efforts on enhancement of the credit culture, a process which began shortly after I joined the company three months ago. Asset quality and the collection of existing problem loans will be the top priorities for us in 2005,” Daugherty added.

The provision for loan losses for the fourth quarter is expected to be up to approximately $7.0 million. In connection with this provision charge, the Company expects to recognize net charge-offs of approximately $1.1 million for the fourth quarter. For the full year 2004, the provision for loan losses is expected to be approximately $15.5 million, or 1.69% of average gross loans, net charge-offs are expected to be $6.9 million, or 0.76% of average gross loans, and the allowance for loans and lease losses is projected to be approximately 2.25% of total gross loans outstanding. The Company expects to recognize total foreclosed asset writedowns of approximately $2.8 million for the fourth quarter.

The combined fourth quarter 2004 provision and foreclosed asset write-downs are expected to total up to approximately $6.4 million, net of related tax benefits, or $0.61 per diluted share.

AmericanWest expects to issue its fourth quarter 2004 earnings release on February 2, 2005.

MISSION STATEMENT:

The mission of AmericanWest Bancorporation is to provide all employees with a positive environment in which to maximize their contributions to our success and attain their career goals; in order to be responsive to customer needs, and partner in helping individuals and businesses in our markets achieve their financial goals, in order to optimize long-term shareholder value and to provide a superior rate of return on shareholder investment.

AmericanWest Bancorporation is a community bank holding company with 42 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about expected provision for loan losses, foreclosed asset write-downs, net charge-offs, net income and the overall quality of the loan portfolio. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to[impact of the current national and regional economy and quality of borrowers and assets securing loans], and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.